BLACKWATER
MIDSTREAM CORP.

MARCH, 2012



BLACKWATER
NEW ORLEANS, LLC.



- 46 tanks with a total capacity of 857,000 barrels.
- Tanks ranging in size from 5,000 – 100,00 barrels.
- Deep water dock at mile marker 101.5 on the Mississippi River with 55'* of draft that can accommodate vessels with up to a 700' LOA.
- Three rail sidings with a capacity for up to 35 railcars, switching service provided by the NOGC railroad.
- Product packaging warehouse capable of filling containers ranging from 5 gallon pails to 500 gallon totes.
- Two bay centralized truck loading facility with built-in truck scales.
- Heating, air sparging, and nitrogen distribution systems available for the storage of temperature or moisture sensitive products.
- Six acres of open property available for expansion of up to 400,000 barrels of additional capacity.
- Products: Caustic soda, lube oil additives, oil field drilling fluids, vegetable oils.

*Draft based upon latest soundings and is subject to change without notice.

BLACKWATER
GEORGIA, LLC.



- 3 tanks with a total capacity of 221,000 barrels.
- Tanks ranging in size from 60,000-80,000 barrels.
- Deep water dock at mile marker 7 on the Brunswick River with 30'* of draft that can accommodate vessels with up to a 700' LOA.
- Rail siding with capacity of 5 railcars with service by the Norfolk Southern and CSX Railroads.
- Two bay centralized truck loading facility.
- Three acres of open property available for expansion of up to 100,000 barrels of additional capacity.
- Products: Fertilizer and caustic soda

*Draft based upon latest soundings and is subject to change without notice.

BLACKWATER
MARYLAND, LLC.



- 14 tanks with a total capacity of 177,000 barrels.
- Tanks ranging in size from 2,500-52,000 barrels.
- Dock with 14'* of draft on the Wicomico River that can accommodate barges with up to a 300' LOA and 60' beam.
- Three-bay automated truck loading rack with bottom loading with vapor combustor.
- Two acres of open property available for expansion of up to 100,000 barrels of additional capacity.
- Products: #2 fuel oil, ultra low sulfur diesel, gasoline and ethanol. All products available in all lanes.
- Other Services: Gasoline additive and red dye injection systems.

*Draft based upon latest soundings and is subject to change without notice.

BLACKWATER MIDSTREAM CORP.

- **Milestones for Fiscal year April, 2011 – March,2012**
  - **Westwego, LA -**
    - Increased facility utilization rate to 97% through additional lease agreements with new and existing customers.
    - Phase II expansion planning and design process underway to construct additional 100,000 barrels of storage capacity. Construction permit application is pending with local officials.
    - Three-year contract finalized for 50,000 barrels of phase II capacity pending approval of construction permits.
  - **Brunswick, GA -**
    - Extended land lease with the Georgia Ports Authority for additional four-year period through 2016. New land lease fee of $36k per year.
    - Finalized three year contract agreement with new chemical customer for 60,000 barrels of new tank capacity with expected start up date by July 1, 2012.
    - Arranged 100% project financing through JPM Chase Bank at 4.5% fixed rate.
    - Tank construction expected to begin in March, 2012.
  - **Salisbury, MD -**
    - Completed acquisition of Salisbury, Maryland facility on December 22, 2011.
    - 100% of acquisition funds were secured by JPM Chase Bank under five-year term at 4.5% fixed rate.
    - Facility utilization at 76%.
    - Marketing efforts underway for storage lease for non-petroleum products under take or pay contracts.

Blackwater Midstream Management

The management team of Blackwater Midstream has vast experience in developing and expanding independent liquid terminal facilities with a proven track record in building relationships with major petroleum refiners and chemical manufacturers; thereby, securing long term contractual commitments for terminal services.

- The Management team includes:
  - **Michael Suder–Chief Executive Officer**
    - Former President/COO of Delta Terminal Services, Harvey, Louisiana.
    - Part of investment group with Citicorp Venture Capital that purchased the terminal in January 1995 for $20 million.
    - Responsible for growing the facility from 1.5 million barrels to over 3 million barrels in less than five years.
    - EBITDA grew from $4.5 million to $17 million from 1995 to 2000.
    - Sold to Kinder Morgan Energy Partners in December 2000 for $118 million.
    - Assumed the role of General Manager for Kinder Morgan's lower Mississippi River region from 2001 until 2005.
    - From September 2005 to June 2007, held the position of Director of New Business Development for LBC Tank Terminals, a One Equity Partners portfolio company.
    - Oversaw the growth at their Baton Rouge facility where capacity increased by over 1 million barrels.
    - LBC was sold to Challenger Financial Services in June of 2007 for $585 million Euros.

- **Dale Chatagnier–Chief Operations Officer**
  - Duties include responsibility for all operational, engineering, and construction aspects of Blackwater Midstream's facilities.
  - Consultant for North American Terminal Services, serving as Vice President of Engineering and Operations.
  - Director of Operations and Engineering for Kinder Morgan Liquid Terminal's 3-million barrel chemical storage facility in New Orleans, LA.
  - Vice President of Facility Development and Engineering with Westway Terminal Company.

- **Frank Marrocco – Chief Commercial Officer**
  - Chief Commercial Officer in charge of Business Development and Acquisitions.
  - Over twenty years of senior management experience in the liquids terminal industry.
  - Most recently held the role of Regional Vice President for Kinder Morgan's Northeast Terminals.
  - Managed over 15 million barrels of petroleum and chemical capacity in the New York/New Jersey Harbor and Philadelphia market with over $80 million in annual gross revenues.
  - Oversaw the expansion of over 5.5 million barrels of clean petroleum product capacity, including the Kinder Morgan acquisition of ExxonMobil's Staten Island Terminal in 2005.
  - Extensive experience in the New Orleans market from his role as the Vice President-General Manager of Delta Terminal Services in Harvey, LA while leading the commercial efforts which allowed the expansion of the facility's capacity by over 1.5 million barrels.
  - Added numerous Fortune 500 chemical companies to Delta Terminal's portfolio of customers including, Dow Chemical, Shell Chemical, Occidental Chemical, and Monsanto.

- **<u>Donald St.Pierre – Chief Financial Officer</u>**
  - Joined BWMS in June 2008 as Vice President of Finance, and became our Chief Financial Officer on August 18, 2008.
  - Held the position of Comptroller with Beverly Industries, LLC, in Westwego, Louisiana, from January 2003 through June 2008. Beverly Industries, LLC and its associated companies are engaged in civil construction, trucking and river aggregate sales.
  - Prepared in-house financial statements and managed contract administration, banking, insurance, IT and office administration.

BLACKWATER MIDSTREAM CORP.

New Board of Directors elected in September, 2011

- **William Gore**
    - Mr. Gore is the founder of Manfield Partners Ltd, a specialist UK based Venture Capital fund dedicated to investing in underperforming businesses. His current activities include Waverly TBS, a £400 million in sales drinks distributor and Adams Childrensware Ltd as a re launch of a 90 year old firm and Lombok an upscale furniture retailer. Mr. Gore's career, since 1991, has been focused in leading MBO's and MBI's in the UK, Europe and the USA including Bousefield Chemicals, Letts Dairies, Inveresk Paper and Donside Paper. Mr. Gore's other activities include the University of Essex Chair of Governors, since 2005; and deputy Chair of the CLC, a global children legal charity, since 2001.

- **Michael D. Suder**
    - Mr. Suder has been the Chief Executive Officer and a Director of the Company since May 7, 2008, and our President since August 18, 2008. From September 2005 through 2007, Mr. Suder was the Director of New Business Development for LBC Tank Terminals. Prior to that time, from 2001 through 2005, Mr. Suder was the General Manager of Kinder Morgan Energy Partners LP's lower Mississippi River region. Prior to his tenure with Kinder Morgan, Mr. Suder was the President/COO of Delta Terminal Services, Harvey, Louisiana from 1995 through December 2000. Mr. Suder holds a B.A. degree from George Washington University in Washington, D.C.

BLACKWATER MIDSTREAM CORP.

- **Phillip Tracy**
  - Mr. Tracy holds an MSc in Petroleum Engineering from Imperial College, a BSc in Chemical Engineering from Leeds University and is currently an Honorary Professor in the Petroleum Engineering Department of Heriot-Watt University. He is a Chartered Engineer with over 37 years experience in the international oil and gas industry. He originally joined Cairn Energy, P.l.c. in 1988 and served as an Executive Director from 1989 until 1999. He subsequently became Managing Director of Providence Resources P.l.c., before rejoining Cairn in 2002 as Chairman of Cairn Energy India Pty Limited, a post he held until May 2006. He was appointed Engineering & Operations Director in 2004 and has served as Rajasthan Project Director until December 2006 and again from December 2007 to June 2009, when he was seconded to Cairn India Limited. Mr. Tracy is currently Chairman of the Rajasthan Project Review Board.
- **William D. Weidner**
  - From 1987 through present, Mr. Weidner has been President of River Construction Inc. From 1982 through 1987 Mr. Weidner worked for ACECO as a vice president of their Louisiana operations. From 1977 through 1982 Mr. Weidner worked for LeGardeur International as a Project Estimator and Manager serving industry on the Mississippi River. From 1972 through 1977 Mr. Weidner worked for J Ray McDermott as an engineer designing, fabricating and installing offshore oil platforms. Mr. Weidner holds a B. S. Degree in Civil Engineering from Tulane University.

- **Herbert N. Whitney**
  - From 1966 through 2006, Mr. Whitney was with CITGO Petroleum Corporation ("CITGO") in positions of increasing general management responsibility. From 2004 through 2006, Mr. Whitney was the General Manager of CITGO's Marine Transportation and Logistics Division. From 2002 through 2004, Mr. Whitney was the General Manager of CITGO's Supply Planning and Administration Division. From 1998 to 2002, Mr. Whitney was the General Manager of CITGO's Product Supply, Distribution, Trading and Commercial / Aviation Sales division. From 1993 through 1998 Mr. Whitney was the General Manager of CITGO's Operations and Crude Oil Supply Division. From 1985 through 1998 Mr. Whitney was the President of CITGO Pipeline Company. Mr. Whitney served on the Board of Directors for Colonial Pipeline Company from 1987 until 2006 and was Chairman of the Board of Colonial from 1996 through 2003. From September 2006 through March 2010, Mr. Whitney was employed as Director of Pipeline Operations and Acquisitions for Lazarus Energy Holdings in Houston, Texas. Mr. Whitney also owns and is President of Wildcat Consulting, LLC, an Oklahoma limited liability company that provides consulting services to the petroleum industry. Mr. Whitney served on the Board of Directors of Blackwater Midstream Corp. from May 2008 through September 2010 and was the Chairman of its Audit Committee. Mr. Whitney holds a B.S. degree in Civil Engineering from Kansas State University.

BLACKWATER MIDSTREAM CORP.

PROJECTED CONSOLIDATED RESULTS

PROJECTED:	FYE Apr 2011- Mar 2012	FYE Apr 2012- Mar 2013	FYE Apr 2013- Mar 2014
REVENUE	$ 10,139,510	$ 12,753,036	$ 14,580,720
GROSS MARGIN	$ 5,884,508	$ 8,005,402	$ 9,576,462
% of Revenue	*58%*	*63%*	*66%*
Less S G & A	$ (1,427,429)	$ (1,482,242)	$ (1,482,242)
EBITDA	$ 4,457,079	$ 6,523,161	$ 8,094,221
% of Revenue	*44%*	*51%*	*56%*
# OF DILUTED SHARES *Including 100% of CD Loans*	69,200,000	69,200,000	57,300,000
EARNING PER SHARE	$ 0.06	$ 0.09	$ 0.14
NET BANK DEBT	$ 7,834,660	$ 5,959,118	$ 6,643,571
CONVERTIBLE DEBT NOTES	$ 4,751,033	$ 4,751,033	*paid in full*

ENTERPRISE VALUE

PROJECTED:	FYE Apr 2011- Mar 2012	FYE Apr 2012- Mar 2013	FYE Apr 2013- Mar 2014
EBITDA	$ 4,457,079	$ 6,523,161	$ 8,094,221
EBITDA MULTIPLE	8	8	8
GROSS ENTERPRISE VALUE	$ 35,656,635	$ 52,185,285	$ 64,753,765
LESS NET BANK DEBT	$ (7,834,660)	$ (5,959,118)	$ (6,643,571)
NET ENTERPRISE VALUE	$ 27,821,975	$ 46,226,167	$ 58,110,194
# OF DILUTED SHARES	69,200,000	69,200,000	57,300,000
PRICE PER SHARE	$ 0.40	$ 0.67	$ 1.01

The forecasted projections presented contain forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.